Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES PROVIDES UPDATE

- Details Planned Sales of Communities -

-Expects to Record Non-Cash Charge of $33 Million in 2005 Third Quarter-

-Expands Lease Receivables Line of Credit to Enhance Balance Sheet-

-Announces Third Quarter 2005 Earnings Release and Conference Call Date-

-Initial Effects of Hurricane Wilma Reported-

DENVER, CO — (BUSINESS WIRE) — October 27, 2005 — Affordable Residential Communities Inc. (NYSE:ARC) today announced additional information regarding its previously announced plan to sell up to 79 communities over the next 12 months.  These communities have approximately 13,300 homesites in 16 states and occupancy of 78% at June 30, 2005.  Upon completion of these sales, the company will have exited 6 of the 27 states in which it currently operates.  Giving effect to the community sales, the Company’s occupancy at June 30, 2005 would have been 86.3% on a pro forma basis, as compared with 84.5% actual occupancy.  There can be no assurance that all or any of the sales will be consummated or that, if consummated, they will result in the Company realizing the net proceeds or other benefits anticipated with the sales.

In connection with the community sales, the Company expects to record a non-cash charge of approximately $33 million, net of minority interest, during the third quarter 2005, as required by Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, related to communities in which the Company expects to incur a loss on the sale.  The Company will record any gains related to communities for which the Company expects to realize a gain on the sale only when the sales close.  There can be no assurance, however, that the Company will recognize gains on the sale of any of the communities, or that any or all of the sales will, in fact, occur.

In addition, the Company has completed an amendment to its lease receivables line of credit that has increased the aggregate line to $150 million from $75 million and increased the interest rate to 4.125% over one-month LIBOR from 3.25% over one-month LIBOR.

The Company announced that unaudited pro forma financial information as of and for the six months ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002 are set forth in a Registration Statement filed on October 26, 2005 with the Securities and Exchange Commission on Form S-11/S-3 in conjunction with the previously announced sale by the Company’s subsidiary, Affordable Residential Communities LP, of $96.6 million, 7 ½% Senior Exchangeable Notes issued in August 2005.  The adjustments to the historical results as of and for the six months ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002 give effect to the previously announced proposed sales of 79 communities as if the sales had occurred at the beginning of each period presented.  Investors are advised to read the Form S-11/S-3 in its entirety, including the risk factors set forth therein, before making any investment decision in the Company.

Initial Impact of Hurricane Wilma

The Company’s community in Naples, Florida, and four of its communities in the Ft. Lauderdale and West Palm Beach area suffered damage from Hurricane Wilma on October 24, 2005.  The Company is still assessing the extent of the damage to these properties and the property of its residents, but, based on preliminary assessments, believes that it has sufficient property and business interruption insurance to cover most of the damage to its owned property.  At this time, the Company believes that the costs of clean up and repair in the communities could exceed its insurance coverage for those items by as much as $1,000,000, or $0.02 to $0.03 per share, but cautions that these are preliminary estimates and are subject to change as additional information becomes available.

Third Quarter 2005 Conference Call

The Company announced today that it will host a conference call to discuss third quarter 2005 financial results on Monday, November 14, 2005 at 5:00 PM Eastern time.  Hosting the call will be Larry Willard, Chairman and Chief Executive Officer, and Lawrence E. Kreider, Executive Vice President and Chief Financial Officer.  A press release with third quarter 2005 financial results will be issued after the market close on November 14, 2005.

The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call also can be accessed live over the phone by dialing (877) 704-5384 or for international callers by dialing (913) 312-1297

A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 5703410. The replay will be available from November 14, 2005 through November 21, 2005, and will also be archived on ARC’s website.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending community sales and timing and amount of proceeds with respect thereto; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2004 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”) owns and operates approximately 49,600 homesites located in 237 communities in 21 states (excluding 79 communities held for sale). ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

CONTACT

Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

(866) 847-8931

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211